                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Medex, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO) MEDEX

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               DECEMBER 13, 1996
                             ---------------------

                                                               NOVEMBER 26, 1996

To Our Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Medex, Inc. to be held on December 13, 1996 at Medex, Inc., 6250 Shier-Rings Road, Dublin, Ohio.

     At the meeting, shareholders will consider a proposal to authorize the acquisition of a majority or more of the Company's outstanding common shares by FCY, Inc., a wholly-owned subsidiary of Furon Company. If approved, the acquisition will be made pursuant to a tender offer made by FCY, Inc. at a price of $23.50 net per share in cash.

     An Ohio statute provides that shares cannot be purchased pursuant to the tender offer unless the acquisition proposal is approved by shareholders at the special meeting. Accordingly, if you want the opportunity to receive $23.50 net per share in cash pursuant to the tender offer, you should authorize the acquisition proposal by promptly completing and returning the enclosed proxy card, which includes a certification of certain information regarding your shares for purposes of the special meeting.

     Your Directors have approved the tender offer, have determined that the tender offer is fair to the Company's shareholders, and have unanimously recommended that all shareholders approve the acquisition proposal and tender their shares.

     If you have any questions about how to complete the enclosed proxy card and certification, please immediately call MacKenzie Partners, Inc. toll-free at
(800) 322-2885.

     On behalf of the Board of Directors,

                                      C. Craig Waldbillig,
                                      Chairman of the Board

               TIME IS SHORT. THE SPECIAL MEETING IS DECEMBER 13.
                                  VOTE TODAY.

                               LETTERHEAD ADDRESS

                                  MEDEX, INC.
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               DECEMBER 13, 1996
                             ---------------------

To the Shareholders:

     A special meeting of shareholders of Medex, Inc. (the "Company"), called pursuant to the requirements of Section 1701.831 of the Ohio Revised Code (the "831 Special Meeting"), will be held on December 13, 1996 at 9:00 a.m. local time at Medex, Inc., 6250 Shier-Rings Road, Dublin, Ohio, solely for the following purpose:

     to consider and vote upon a proposal to authorize the acquisition by FCY, Inc. of a majority or more of the Company's outstanding common shares (and the associated common share purchase rights), in accordance with Section 1701.831 of the Ohio Revised Code.

     Shareholders of record at the close of business on November 12, 1996 will be entitled to vote at the 831 Special Meeting and at any adjournment thereof.

     The Proxy Statement of the Company accompanies this notice.

                                           By Order of the Board of Directors

                                           ROBERT E. BOYD, JR.
                                           Secretary
Date: November 26, 1996

                         VOTING YOUR PROXY IS IMPORTANT

     Your prompt dating, signing and returning of the enclosed proxy card in the enclosed envelope would be appreciated. Those who are eligible to do so (as explained in the attached Proxy Statement) should also complete the certification set forth therein. If you attend the 831 Special Meeting, you may nevertheless vote in person should you desire. The return of proxies is important, regardless of the number of shares owned.

                                PROXY STATEMENT

                                       OF

                                  MEDEX, INC.

             FOR THE SPECIAL MEETING OF SHAREHOLDERS OF MEDEX, INC.
                UNDER SECTION 1701.831 OF THE OHIO REVISED CODE
                        TO BE HELD ON DECEMBER 13, 1996

     This Proxy Statement is being mailed on or about November 26, 1996 to the shareholders of Medex, Inc., an Ohio corporation (the "Company"), in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Special Meeting of Shareholders (the "831 Special Meeting") under
Section 1701.831 (the "Ohio Control Share Acquisition Law" or "Section 831") of the Ohio Revised Code (the "ORC") to be held December 13, 1996, and at any and all adjournments of the 831 Special Meeting. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a written proxy at any time prior to the vote either by giving notice of revocation to the Company in writing or in open meeting. The cost of soliciting the proxies will be borne by the Company.

     The 831 Special Meeting will be held on December 13, 1996, at 9:00 a.m., local time, at Medex, Inc., 6250 Shier-Rings Road, Dublin, Ohio. The Board of Directors has fixed the close of business on November 12, 1996 as the record date for determining shareholders entitled to notice of the meeting and to vote thereat (the "Record Date").

     The voting power of Interested Shares of the Company (as defined on page 8 of this Proxy Statement) is not eligible to be counted in connection with the Second Quorum and Second Majority (as defined on page 8 of this Proxy Statement). The Board of Directors of the Company has appointed an Inspector of Election who has established procedures to determine, among other things, which of the Company's common shares, par value $.01 per share, including the associated common stock purchase rights (the "Common Shares" or the "Shares"), are Interested Shares, including a requirement that each shareholder certify to the Company whether any (and, if so, how many) or all of the Common Shares being voted are Interested Shares that are not eligible to be counted in respect of the Second Quorum and Second Majority. See "Two Separate Quorums and Majorities Required; Certain Voting Procedures at 831 Special Meeting" and "Shares to Be Counted in Determining Quorums and Majorities" in this Proxy Statement and the additional information set forth in Exhibit B to this Proxy Statement.

PURPOSE OF 831 SPECIAL MEETING

     The sole purpose of the 831 Special Meeting is for the shareholders of the Company to consider and vote upon a proposal to authorize, in accordance with the Ohio Control Share Acquisition Law, the acquisition by FCY, Inc., an Ohio corporation ("FCY") and wholly-owned subsidiary of Furon Company, a California corporation ("Furon"), of Common Shares that, when added to all other shares of the Company in respect of which Furon and FCY may exercise or direct the exercise of voting power in the election of the Company's directors, would entitle Furon and FCY to exercise at least a majority of such voting power (such acquisition hereinafter referred to as the "Control Share Acquisition"). Section 831 requires that, prior to any person acquiring any interest in shares that would entitle such person directly or indirectly to control 20% or more of the voting power of an Ohio corporation in the election of its directors, such person obtain the authorization of the shareholders of the corporation as provided in that section. THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD OF DIRECTORS") HAS DETERMINED THAT THE OFFER (AS DEFINED BELOW) IS ADEQUATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS INDEPENDENTLY RECOMMENDED THAT

SHAREHOLDERS ACCEPT THE OFFER AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS A VOTE FOR THE AUTHORIZATION OF THE CONTROL SHARE ACQUISITION.

     COMMON SHARES WILL NOT BE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER UNLESS, AMONG OTHER THINGS, (1) THE ACQUISITION BY FCY OF COMMON SHARES PURSUANT TO THE OFFER IS AUTHORIZED BY THE SHAREHOLDERS OF THE COMPANY AT THE 831 SPECIAL MEETING OR (2) FURON, IN ITS REASONABLE DISCRETION, IS SATISFIED THAT THE PROVISIONS OF THE OHIO CONTROL SHARE ACQUISITION LAW ARE INVALID OR INAPPLICABLE TO SUCH ACQUISITION. ACCORDINGLY, IF YOU WANT THE OPPORTUNITY TO RECEIVE $23.50 NET PER COMMON SHARE IN CASH PURSUANT TO THE OFFER, WE URGE YOU TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN FAVOR OF THE CONTROL SHARE ACQUISITION PROPOSAL.

     SHAREHOLDER AUTHORIZATION OF THE CONTROL SHARE ACQUISITION PROPOSAL WILL NOT REQUIRE YOU TO TENDER YOUR COMMON SHARES TO FCY. CONSUMMATION OF THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, AUTHORIZATION BY SHAREHOLDERS OF THE COMPANY OF THE CONTROL SHARE ACQUISITION PROPOSAL (OR FURON BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OHIO CONTROL SHARE ACQUISITION LAW IS INVALID OR INAPPLICABLE TO SUCH ACQUISITION). ACCORDINGLY, IT IS IMPORTANT THAT SHAREHOLDERS WHO WISH TO TENDER THEIR COMMON SHARES TO FCY PURSUANT TO THE OFFER VOTE FOR THE AUTHORIZATION OF THE CONTROL SHARE ACQUISITION PROPOSAL ON THE ENCLOSED PROXY CARD.

     To authorize the Control Share Acquisition, Section 831 requires (i) the presence, in effect, of two quorums at the 831 Special Meeting, (ii) the affirmative vote of the majority of the voting power of the Company (entitled to vote in the election of the directors), represented in person or by proxy at the 831 Special Meeting and (iii) the affirmative vote of the majority of such voting power excluding the voting power of Interested Shares (as described below). Section 831 provides that for quorum purposes both a majority of the voting power, and a majority of the voting power excluding Interested Shares, must be represented at the 831 Special Meeting.

     On November 12, 1996, the Record Date, there were 6,216,601 Common Shares outstanding. Subject to limitations imposed by the Ohio Control Share Acquisition Law (as described below), each Common Share is entitled to one vote on the matter to be presented at the 831 Special Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION OF THE CONTROL SHARE ACQUISITION OF COMMON SHARES BY FCY. Please promptly date, sign and return the accompanying proxy card.

     The three persons named in the enclosed proxy card have been selected by the Board of Directors and will vote shares represented by valid Proxies solicited pursuant to this Proxy Statement. Unless otherwise specified in the proxy card, they intend to vote FOR the authorization of the Control Share Acquisition.

     If you have any questions or need assistance in voting, please contact MacKenzie Partners, Inc. at 1-800 322-2885 (Toll-Free).

THE OFFER

     On November 12, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition of the Company by Furon. Pursuant to the Merger Agreement, FCY, a subsidiary of Furon, has commenced a tender offer (the "Offer") to purchase all of the outstanding Common Shares at a cash price of $23.50 per share. Following consummation of the Offer, the Company and FCY will, assuming certain conditions are satisfied, merge (the "Merger"), and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Furon. The Merger Agreement provides that each share of the Company's Common Stock not acquired in the Offer will be converted into the right to receive $23.50 (or such higher price per share as may be paid pursuant to the Offer) in cash in the Merger. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     The Offer and the Merger Agreement are discussed in detail in the Offer to Purchase of FCY dated November 15, 1996 and related materials, including a Letter of Transmittal, and in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission. Copies of these documents have been mailed separately to the Company's shareholders and should be read by shareholders before any decision is made with respect to voting on the authorization of the Control Share Acquisition.

     The following is a summary of certain provisions of the Offer and the Merger Agreement. Such summary is qualified in its entirety by reference to the full text of the Offer to Purchase and the Schedule 14D-9. See also "Interests of Certain Persons" herein for information regarding the interests of the Company's officers and directors in the transactions contemplated by the Merger Agreement.

     Certain Conditions to the Offer. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least 3,729,961 Common Shares, which represent 60% of the outstanding Common Shares at November 12, 1996 (the "Minimum Condition"),
(ii) the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of Common Shares pursuant to the Offer, and (iii) either the acquisition of Common Shares pursuant to the Offer being authorized by the Company's shareholders pursuant to the Ohio Control Share Acquisition Law or Furon being satisfied, in its reasonable discretion, that the Ohio Control Share Acquisition Law is invalid or inapplicable to the acquisition of Common Shares pursuant to the Offer. Certain other conditions to the Offer are described in the Offer to Purchase. The Offer is not conditioned on the receipt of financing.

     Certain Conditions to the Merger. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the purchase of Common Shares in the Offer and, if necessary, the adoption of the Merger Agreement by the requisite vote of the Company's shareholders. The Board of Directors has taken certain actions which have rendered inapplicable the provisions of Chapter 1704 of the ORC concerning certain business combinations and transactions with interested shareholders to the Offer and the Merger. The Board of Directors has also taken all necessary action under the Company's Rights Agreement so that (i) the Rights will not be exercisable, distributable, separately tradeable or be otherwise affected by the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) none of Furon, FCY and its or their affiliates will be deemed to be an "Acquiring Person" for purposes of the Rights Agreement and (iii) the Offer, the Merger and the other transactions contemplated by the Merger Agreement will not constitute a "Triggering Event" for purposes thereof. Further, the Board of Directors has taken action which makes certain supermajority voting provisions of the Company's Articles of Incorporation (the "Articles") inapplicable to the Merger.

     Pursuant to the terms of the Articles, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding Common Shares. The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short form merger provisions of the ORC as described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding Common Shares. If the Minimum Condition is satisfied, FCY will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other shareholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of the shareholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, if such action is required by the ORC. Under the ORC, if FCY acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Common Shares, FCY will be able to effect the Merger without a vote of the shareholders. If, however, FCY does not acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise and a vote of the shareholders is required under the ORC, a significantly longer period of time would be required to effect the Merger. Unless FCY owns 90% or more of the Common Shares, Furon and FCY will not be obligated to effect the Merger if, among other reasons, there is any change (or any development involving a prospective change) in the business, financial condition or results of operations of the Company or any of its subsidiaries that has had or is reasonably expected to have a material adverse effect upon the Company and its subsidiaries taken as a whole. There can be no assurance that the Merger will ever be effected.

     Other Agreements. The Company is prohibited under the Merger Agreement from soliciting, encouraging or providing information to persons other than Furon or its affiliates concerning an "Acquisition Transaction" (as described in the Offer to Purchase). However, the Company may to a limited extent provide information and access to a person, and participate in negotiations and discussions with a person, concerning a proposal or offer for an Acquisition Transaction involving the Company from such person, if the Board of Directors of the Company determines in its good faith judgment based upon the opinion of the Company's counsel that a failure to do so would be inconsistent with its fiduciary duties. The Merger Agreement also limits the circumstances under which the Board of Directors may withdraw, or modify in a manner adverse to Furon, its recommendation of the Offer, the Control Share Acquisition, the Merger Agreement or the Merger. See the Offer to Purchase for a more detailed discussion of these provisions.

     Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Company must promptly (in no event later than five business days) pay to Furon a break-up fee equal to $7,965,074:

          (i) at the time of termination if the Merger Agreement is terminated because (a) the Company enters into a definitive agreement relating to any Acquisition Transaction as described above or (b) takes a Permitted Superior Takeover Action (as described in the Offer to Purchase); or

          (ii) at the time an Acquisition Transaction is consummated if any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than FCY, Furon or any of its or their affiliates) becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of at least 20% of any class or series of the Company's capital stock (including the Common Shares) after November 12, 1996 and prior to its termination (except if the Merger Agreement is terminated by Furon because the Company provided information to a third party as described above) and within one year after the acquisition of such beneficial ownership the Company consummates such Acquisition Transaction with one or more such persons; or

          (iii) at the time an Acquisition Transaction is consummated if any one or more persons makes, directly or indirectly, any proposal respecting such Acquisition Transaction to the Company or the shareholders after the date of the Merger Agreement and prior to its termination (except if the Merger Agreement is terminated by Furon because the Company provided information to a third party as described above) and within one year of the making of the acquisition proposal, the Company consummates such Acquisition Transaction with any such person.

     Each of the officers and directors of the Company entered into agreements with Furon (the "Director and Officer Agreements") obligating the directors and officers to tender their shares of Common Stock of the Company either to FCY in the Offer or to the Company promptly after the consummation of the Offer (but not before January 2, 1997) and to surrender their stock options to the Company after consummation of the Offer (but not before January 2, 1997). The Director and Officer Agreements also give Furon an option to purchase the shares of Common Stock of the Company held by the director and officer from and after certain "Purchase Events," as described in more detail in the Offer to Purchase.

     In connection with the Merger Agreement, the Company and Furon also entered into the Company Option Agreement (the "Company Option Agreement") pursuant to which the Company granted Furon an option (the "Company Option") to purchase up to 753,198 shares of the Company's Common Stock at a purchase price equal to $23.50 per share. The Company Option is exercisable from and after the same "Purchase Events" as are provided in the Director and Officer Agreements.

     Each of the agreements referred to under this "Other Agreements" section was requested by Furon and was determined by the Board of Directors of the Company to be necessary to induce Furon to enter into the Merger Agreement and reasonable in light of the benefits of the Offer and the Merger. The Director and

Officer Agreements, by requiring all directors and officers to tender their shares and surrender their stock options either in the Offer or promptly after consummation of the Offer (but not before January 2, 1997), increase the likelihood that FCY will own 90% of the outstanding Common Stock of the Company following the Offer and will be able to effect the Merger without further approval from the shareholders of the Company under the ORC.

     Copies of the Offer to Purchase and the Schedule 14D-9 may be obtained without charge from MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 (1-800-322-2885), upon written or oral request. Such information will be provided by first class mail within one business day of receipt of the request.

RECOMMENDATION BY THE COMPANY'S BOARD OF DIRECTORS

     (a) Recommendation. The Board of Directors of the Company at a special meeting held on November 12, 1996, by unanimous vote of the directors present, approved the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the Company's shareholders (if such approval is required by applicable law).

     (b) Background. During the fiscal year ended June 30, 1995, the Company experienced decreases in sales and net income, relating primarily to its domestic operations, and a decrease in the trading price of its Common Stock. At the same time, there has been a trend toward consolidation in the healthcare industry in general and in the medical device manufacturing business in particular. During August and September 1995, the Company was contacted by several healthcare companies which had expressed an interest in acquiring the Company. The Board of Directors formed a committee (the "Committee") to screen and make recommendations to the Board concerning these inquiries and concerning the selection of an investment banker to act as financial advisor to the Company. The Board of Directors also began to consider the adoption of a shareholder rights plan in response to these inquiries. In early October 1995, the Board of Directors selected Bradley Gould, who had been in charge of the Company's European operations, to become Chief Executive Officer of the Company and Michael Barilla to act as Chief Financial Officer of the Company. Also in October 1995, the Company engaged Smith Barney Inc. ("Smith Barney") to act as its financial advisor and adopted the Rights Agreement.

     New management of the Company immediately began to design and implement a turnaround program and hired a national consulting firm to advise it in that regard. In February 1996, after receiving a report from the consulting firm and management concerning the strategic plan of the Company, the Board of Directors requested that Smith Barney assist the Board in its evaluation of certain acquisition proposals which had been received by the Company. On April 16, 1996, Mr. J. Michael Hagan, Chairman of the Board of Furon, and Mr. C. Craig Waldbillig, the Company's Chairman of the Board, discussed by telephone the possibility of combining Furon and the Company. On May 9, 1996, Mr. Hagan and Mr. Dominick Arena, Furon's healthcare consultant, met with Mr. Waldbillig and Mr. Bradley P. Gould, the President and Chief Executive Officer of the Company, at the Company's headquarters to discuss a possible business combination. In May 1996, the Board reviewed with Smith Barney the status of the healthcare industry and the Company's position in the industry and also met with a national consulting firm to discuss the status of the turnaround being implemented by management. At a subsequent meeting in May of 1996, after full discussion and consideration of the information provided to the directors, the Board decided to pursue the Company's strategic plan and the turnaround program recommended by management and the national consulting firm. The Board instructed management to inform persons wishing to discuss a potential acquisition of the Company that such discussions would be deferred for a six-month period to allow the Company to pursue its turnaround program.

     In August 1996, the Company was contacted by several companies expressing renewed interest in exploring a possible acquisition of the Company. One of these companies (the "First Company") had indicated verbally that it would consider making an offer of at least $20 per share for the Company's Common

Stock. The Board of Directors reiterated its belief that pursuing the Company's strategic plan was in the best interest of the Company, but also decided to refer the First Company's inquiry to Smith Barney for review and advice in light of the First Company's apparent interest at the $20 level. The Board also re-activated the Committee, consisting of Dr. Helmrath, Chairman, and Messrs. Waldbillig, Holscher, Gould and Boyd, to deal with such inquiries and report to the full Board. On September 11, 1996, the Company entered into a Confidentiality Agreement with the First Company and began to provide certain information to representatives of the First Company for their evaluation. At the same time the Committee authorized Smith Barney to contact a number of other companies which had previously expressed an interest in the Company or otherwise were thought to have an interest to determine whether they might consider making an offer to acquire the Company in excess of $20 per share. The Board and the Committee emphasized that these inquiries were solely to determine the level of interest in the Company at that time, and did not reflect a decision by the Board or the Committee that a sale of the Company for that amount would be in the best interest of the Company and its shareholders.

     The First Company then commenced an initial phase of due diligence, while at the same time eight other companies were contacted to determine their level of interest. On September 20, 1996, after it had completed the initial phase of due diligence, the First Company orally confirmed its interest in pursuing an acquisition of the Company involving at least $20 per share, and the Board of Directors approved allowing two weeks of more in-depth due diligence, provided the First Company confirmed its interest in writing. At that meeting, Smith Barney informed the Board of Directors that a number of other companies had indicated an interest in pursuing an acquisition of the Company at that price level.

     On September 24, 1996, the First Company notified the Company that it was withdrawing from consideration of the Company since it had concluded it would not be willing to pay $20 per share for the Company's Common Stock, the minimum price at which the Board had determined it would consider acquisition proposals. Smith Barney informed the Committee that three other companies, including Furon, each of which had entered into a confidentiality agreement with the Company and held due diligence meetings with management of the Company, had indicated an interest in a possible acquisition of the Company at a minimum price of $20.00 per share. On October 14, 1996, the Committee met to consider how to proceed. After once more acknowledging the Board of Directors' position that the Company was not for sale, the Committee instructed the Company's advisors to prepare a letter to the three interested parties requesting written confirmation of their interest and certain related matters, including the proposed terms and timing of the acquisition and their ability to finance a transaction. The letter also requested comments from the three interested parties on a draft acquisition agreement to be prepared by legal counsel for the Company and reviewed in advance by the full Board of Directors. On October 20, 1996, the Board of Directors met to review the proposed acquisition agreement and to discuss the proposed letter to potential acquiring companies. The letter and proposed agreement were then sent to each of the three interested parties, and on October 25, 1996 each of the three responded in writing outlining the proposed terms of their acquisition and the status of their financing arrangements.

     The Board of Directors then met with the Company's financial and legal advisors on October 26, 1996 to review the three acquisition proposals and approved entering into an agreement with Furon to allow Furon to continue its due diligence on an exclusive basis ending November 14, 1996. During that period, Furon completed its due diligence and negotiated with the Company the final terms of the acquisition agreement. On November 11, 1996, Furon's Board of Directors voted to approve the definitive Merger Agreement and on November 12, 1996 the Company's Board of Directors voted to approve the definitive Merger Agreement, and the Merger Agreement was executed by the parties.

     Prior to approving the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company received presentations and reviewed the terms and conditions of the Offer and the Merger with the Company's management, legal counsel and financial advisors. In reaching its conclusions described in paragraph (a) above, the Board considered many factors, including, but not limited to, the following:

          (i) the terms and conditions of the Offer, the Merger Agreement and related agreements;

          (ii) the fact that the Offer and the Merger are not conditioned on Furon's obtaining financing to consummate the Offer and the Merger;

          (iii) the relationship between the price to be paid pursuant to the Offer and the Merger and the current and recent historical market prices for the Common Shares (including the fact that the consideration to be received by shareholders pursuant to the Offer and the Merger represents a substantial premium over the average of the prices at which trades in the Shares have been reported over the preceding 30 days ending on November 13,
     1996);

          (iv) information with respect to the financial condition, results of operations and business of the Company, on both an historical and a prospective basis, current industry, economic and market conditions and trends (including increased competition and recently announced consolidations by the Company's major competitors), historical market prices, price to earnings multiples and recent trading patterns of the Common Shares, market prices and financial data relating to other companies engaged in the same or similar businesses as the Company and the prices and premiums paid and other terms in recent acquisition transactions in the industry, and the Board's belief, on the basis of such information, that the price to be paid in the Offer and the Merger fairly reflects the Company's prospects and the risks and uncertainties as well as the opportunities involved in the Company's current business environment;

          (v) the fact that a number of potential bidders had been contacted concerning their possible interest in the Company and that the price offered by Furon was in excess of the level of interest indicated by any other company. The Board noted that, while the Merger Agreement prohibits the Company from soliciting other takeover proposals, the Company may, under certain circumstances, furnish information concerning the Company to a third party and may engage in discussions or negotiations with a third party regarding certain takeover proposals. The Board also noted that the Company may terminate the Merger Agreement following receipt of a superior takeover proposal (as defined in the Merger Agreement). The Board also considered (i) the termination fee that would be payable to Furon and (ii) the options for shares of the Company that would be granted to Furon by the Company and its directors and officers, each in the event of any such termination, and concluded that the fee and the options were necessary to induce Furon to enter into the Merger Agreement and were reasonable in light of the benefits of the Offer and the Merger and the extent to which other likely potential bidders had been previously contacted; and

          (vi) the written opinion of Smith Barney, dated November 12, 1996, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by holders of Common Shares (other than Furon and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger by holders of Common Shares (other than Furon and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Common Shares pursuant to the Offer.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. In addition, individual members of the Board may have given different weights to different factors.

     It is expected that, if the Common Shares were not to be purchased by FCY in accordance with the terms of the Offer, the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business in accordance with the Company's current long-term strategic plan.

OHIO CONTROL SHARE ACQUISITION LAW

     Section 831 provides, among other things, that, unless the articles of incorporation or the regulations of an issuing public corporation provide otherwise, any control share acquisition of such corporation shall be made only with the prior authorization of its shareholders. An "issuing public corporation" is defined as a corporation, organized for profit under the laws of Ohio, with 50 or more shareholders, that has its principal place of business, principal executive offices or substantial assets within Ohio, and as to which no valid close corporation agreement is in existence. The Company is an "issuing public corporation."

     A "control share acquisition" is defined as the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of such issuing public corporation in the election of directors of the following ranges of such voting power: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power.

     Section 831 provides that any person who proposes to make a control share acquisition shall deliver an "acquiring person statement" to the issuing public corporation. Such acquiring person statement shall include (i) the identity of the acquiring person; (ii) a statement that the acquiring person statement is given pursuant to Section 831; (iii) the number of shares of the issuing public corporation owned, directly or indirectly, by the acquiring person; (iv) the range of voting power in the election of directors under which the proposed control share acquisition would, if consummated, fall; (v) a description in reasonable detail of the terms of the proposed acquisition; and (vi) representations of the acquiring person (together with a statement in reasonable detail of the facts upon which the representations are based) that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition.

     Within ten days of receipt of an acquiring person statement that complies with Section 831, the directors of the issuing public corporation must call a special meeting of shareholders of the issuing public corporation to vote on the proposed control share acquisition. Such special meeting must be held within fifty days of receipt of the acquiring person statement unless the acquiring person agrees otherwise. If the acquiring person requests in writing at the time of delivery of the acquiring person statement, such special meeting shall be held no sooner than 30 days after receipt by the issuing public corporation of the acquiring person statement.

     The issuing public corporation is required to send a notice of the special meeting to all shareholders of record as of the record date set for the meeting, together with a copy of the acquiring person statement and a statement by the issuing public corporation, authorized by its directors, of its position or recommendation with respect to the proposed control share acquisition.

     Pursuant to Ohio Revised Code Section 1701.831(E)(1), the acquiring person may make the proposed control share acquisition only if (a)(i) two quorums are, in effect, present at the special meeting, (ii) the acquisition is authorized by an affirmative vote of a majority of the voting power entitled to vote in the election of directors and represented in person or by proxy at such meeting (the "First Majority"), and (iii) by a majority of the portion of such voting power excluding the voting power of "interested shares" (the "Second Majority"), as defined below, and (b) such control share acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following such shareholder authorization of the control share acquisition. For quorum purposes, at least a majority of the voting power in the election of directors (the "First Quorum") and a majority of the portion of such voting power excluding the voting power of "interested shares" (the "Second Quorum") are required to be represented at such meeting in person or by proxy.

     Ohio Revised Code Section 1701.01(CC)(1) defines "interested shares" as the shares of an issuing public corporation as to which any of the following persons may exercise (or direct the exercise of) voting power of the corporation in the election of directors: (i) the acquiring person; (ii) an officer of the issuing public corporation elected or appointed by its directors; or (iii) any employee of the issuing public corporation who is also a director of such corporation. Ohio Revised Code Section 1701.01(CC)(2) also defines

"interested shares" (the shares defined under either Section 1701.01(CC)(1) and (2) hereinafter referred to as "Interested Shares") to mean shares of the issuing public corporation acquired, directly or indirectly, by any person for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation or any proposed merger, consolidation or other transaction which would result in a change in control of the corporation or all or substantially all of its assets, and ending on the date of any special meeting of the corporation's shareholders held thereafter pursuant to Section 831 for the purpose of voting on a control share acquisition proposed by an acquiring person, if either (i) the aggregate consideration paid or otherwise given by the person who acquired the shares, and any other persons acting in concert with such person, exceeds $250,000 or (ii) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with such person, exceeds one-half of 1% of the outstanding shares of the corporation entitled to vote in the election of directors.

     The Company and Furon understand that the constitutionality of the Section 1701.01(CC)(2) interested shares definition, as applied in Section 1701.831, has been challenged in three lawsuits. In each case, the Court issued preliminary rulings construing the Control Share Acquisition Law, but the litigation ended before a final decision was rendered. For purposes of this transaction, the Company and Furon have agreed to certain procedures outlined in this Proxy Statement in an attempt to comply with the Control Share Acquisition Law, as construed in those cases. The Company and Furon understand and agree that the attempt to comply with the Control Share Acquisition Law does not waive their rights to assert any arguments which may exist concerning the constitutionality of the Control Share Acquisition Law, the interpretation of the Law, or the application of the Law to this transaction. The Company and Furon expressly reserve their rights to assert any such arguments.

     Furon first publicly disclosed the proposed control share acquisition that is the subject of the 831 Special Meeting on November 13, 1996. Accordingly, pursuant to the most recent court interpretation of Section 1701.01(CC)(2), Common Shares will be deemed "Interested Shares" if such shares were acquired by a person and any other persons acting in concert with him for more than $250,000 during the period November 13, 1996 through the date of the 831 Special Meeting and such person continues to own such shares on the date of the 831 Special Meeting.

     THE AUTHORIZATION BY THE SHAREHOLDERS OF THE CONTROL SHARE ACQUISITION IS INDEPENDENT OF ANY DECISION BY SHAREHOLDERS WHETHER OR NOT TO TENDER THEIR SHARES PURSUANT TO THE OFFER. Consummation of the transactions described in the Offer, however, is conditioned, among other things, upon shareholder authorization of the Control Share Acquisition pursuant to Section 831.

     The foregoing summary does not purport to be a complete statement of the provisions of Section 831 and the related provisions of the Ohio Revised Code. The foregoing summary is qualified in its entirety by reference to Section 831 and the Ohio Revised Code.

TWO SEPARATE QUORUMS AND MAJORITIES REQUIRED; CERTAIN VOTING PROCEDURES AT 831 SPECIAL MEETING

     As discussed earlier, for the Control Share Acquisition to be authorized under the Ohio Control Share Acquisition Law, the affirmative vote of two separately determined majorities of the Common Shares at the 831 Special Meeting (the First Majority and Second Majority) must authorize the Control Share Acquisition, and two separately determined quorums (the First Quorum and the Second Quorum) must be present at the 831 Special Meeting.

     The First Majority authorization is that of a majority of the voting power of all of the Common Shares present or represented at the 831 Special Meeting; all of the outstanding Common Shares of the Company as of the Record Date are eligible to vote in determining the approval of this First Majority. The quorum required for this authorization (the First Quorum) is a majority of the voting power of all the outstanding Common Shares.

     The Second Majority authorization is that of a majority of the Common Shares present or represented at the 831 Special Meeting, excluding the voting power of Common Shares that are Interested Shares; Interested

Shares are ineligible to vote in determining the authorization of this Second Majority. The quorum required for the Second Majority authorization (the Second Quorum) is a majority of the voting power of outstanding Common Shares excluding the voting power of Interested Shares.

     The Inspector of Election has established, with the concurrence of the Company and Furon, procedures to determine, among other things, which Common Shares are Interested Shares, including a requirement that each shareholder certify to the Company whether any (and, if so, how many) or all of the Common Shares being voted are Interested Shares. See "Shares to be Counted in Determining Quorums and Majorities" in this Proxy Statement and the additional information set forth in Exhibit B to this Proxy Statement.

     In the event that a quorum is not present at the 831 Special Meeting for one or both of the votes to be taken on the Control Share Acquisition, that vote could not be taken under the Ohio Control Share Acquisition Law, and the Control Share Acquisition would not be authorized. The holders of a majority of Common Shares represented at the 831 Special Meeting, whether or not a quorum is present, could vote to adjourn the 831 Special Meeting, at which time another determination would be made as to whether the required quorum was present.

     If the Control Share Acquisition is not authorized by both of the majority votes required, Furon and FCY may not make the Control Share Acquisition unless, in their reasonable discretion, they are satisfied that the Control Share Acquisition Law is invalid or inapplicable to such acquisition. If the Control Share Acquisition is authorized by both of the required majorities, the Offer would be permitted by the Ohio Control Share Acquisition Law. However, authorization of the Control Share Acquisition for purposes of the Ohio Control Share Acquisition Law would not require any shareholder to accept the Offer or to tender shares to FCY.

     If a shareholder abstains from voting on the Control Share Acquisition (marking "abstain" on the form of proxy), those Common Shares will be considered as present at the 831 Special Meeting for quorum purposes, but the abstention will have the practical effect of a "no" vote. If a broker indicates on the form of proxy that it does not have discretionary authority as to certain Common Shares to vote on the Control Share Acquisition, those Common Shares will be considered as present at the 831 Special Meeting for quorum purposes but not entitled to vote with respect to the 831 Special Meeting and thus will also have the practical effect of a "no" vote. If the accompanying proxy is properly signed and returned without specifying a choice, the Common Shares represented thereby will be voted FOR the Control Share Acquisition.

SHARES TO BE COUNTED IN DETERMINING QUORUMS AND MAJORITIES

     As discussed above, Common Shares are the only shares entitled to be voted at the 831 Special Meeting. The Common Shares are each entitled to one vote. On November 12, 1996, the Record Date for the 831 Special Meeting, there were 6,216,601 Common Shares outstanding, all of which are eligible to be voted in determining whether the Control Share Acquisition has been approved by the First Majority required under the Ohio Control Share Acquisition Law.

     The number of Common Shares eligible to be counted in determining whether the Second Quorum is present and to be voted in determining whether the Control Share Acquisition has been approved by the Second Majority required under the Ohio Control Share Acquisition Law, consisting of the voting power of all the outstanding Common Shares excluding the voting power of Interested Shares, will be determined as of the time of the 831 Special Meeting in the manner described in this Proxy Statement. The categories of Interested Shares that will be excluded from determining the Second Quorum and Second Majority are as follows:

          (a) Shares owned by the acquiring person (Furon and FCY). According to the Schedule 14D-1 filed by Furon and FCY on November 15, 1996, Furon and FCY and their respective affiliates do not own any Common Shares.

          (b) Shares owned by officers of the Company elected or appointed by its Board of Directors (six shareholders) and by any employee of the Company who is also a director of the Company (one shareholder). These individuals own, in the aggregate, 107,190 Common Shares, which are, for this purpose, Interested Shares. As such, these Common Shares will not be counted in determining the

     Second Quorum and the Second Majority. To the best of the Company's knowledge, these individuals intend to vote their Common Shares for the Control Share Acquisition in determining the First Majority.

          (c) The Ohio Control Share Acquisition Law also excludes from the determination of the Second Quorum and the Second Majority the voting power of "any shares . . . acquired, directly or indirectly, by any person from the holder or holders thereof for a valuable consideration during any period beginning with the date of the first public disclosure of a proposed control share acquisition . . . and ending on the date of the [831 Special Meeting], for the purpose of voting on a control share acquisition . . . if . . . the following [applies]: (a) the aggregate consideration paid or given by the person who acquired the shares, and any other persons acting in concert with him, for all such shares exceeds two hundred fifty thousand dollars . . ." Such Shares are Interested Shares for this purpose. It is the Company's position that, pursuant to Section 1701.01(CC)(2) of the Ohio Revised Code, any Common Shares acquired (directly or indirectly) during the period beginning on November 13, 1996, the date Furon first publicly disclosed its proposal to purchase all of the Company's Common Shares, through the date of the 831 Special Meeting and that are held on the date of the 831 Special Meeting are Interested Shares, if the aggregate consideration paid or given by a holder of such shares (or any person acting in concert with such holder) during that time period exceeds $250,000.

     Under the Ohio Control Share Acquisition Law, Common Shares owned by directors who are not employees of the Company, and who do not fall into any other category described in subparagraph (a), (b) or (c) immediately above, would not be Interested Shares. The Company's directors (excluding director/officers) owned an aggregate of 15,900 Common Shares as of November 12, 1996, and, to the best of the Company's knowledge, none of these Common Shares is an Interested Share. To the best of the Company's knowledge, these directors intend to vote their Common Shares for approval of the Control Share Acquisition in determining the First and the Second Majorities.

     The Board of Directors has appointed an Inspector of Election who has established, with the concurrence of the Company and Furon, procedures to determine, as of the time of the 831 Special Meeting, how many and which of the outstanding Common Shares of the Company will be Interested Shares under the definition quoted in subparagraph (c) immediately above. Under these procedures:

          1(a) All proxy cards solicited by the Company for use at the 831 Special Meeting contain a certification for signature by the shareholder with respect to the number of the Common Shares, if any, which are Interested Shares. See Exhibit B to this Proxy Statement for specific information with respect to the certification. Banks, brokerage houses, other institutions, nominees, and fiduciaries holding shares beneficially owned by other parties will be requested to include this certification on all materials distributed to such beneficial owners seeking instructions from the beneficial owners as to how to vote such Common Shares. A similar certification will appear on each ballot used by shareholders voting in person.

          (b) Each such proxy card also contains a statement to the effect that the person submitting the proxy card undertakes to advise the Company of any changes in respect of the Common Shares represented by the proxy card, between the date the certification is originally signed and the time of the 831 Special Meeting, known to such shareholder to have caused such Common Shares to have become Interested Shares or to have ceased to be Interested Shares. If the certification signed by the shareholder does not expressly specify that all or a portion of the Common Shares are Interested Shares and no such additional information is received, the uncertified Common Shares represented by the proxy card will be presumed not to be Interested Shares and, therefore, will be eligible to be counted in determining whether the Second Quorum is present and whether the Control Share Acquisition has been approved by the Second Majority.

          2(a) The Company will submit to the Inspector of Election:

             (i) information from publicly available sources, such as filings with the Securities and Exchange Commission;

             (ii) information made available to the Company by its transfer agent, its proxy soliciting firm, The Depository Trust Company, and similar sources; and

             (iii) any other information that may assist in identifying which Common Shares are Interested Shares for purposes of challenging any certification or eligibility made on a proxy card or ballot that the Company, on the basis of such information, may believe to be incorrect. Under procedures established by the Inspector of Election, such challenges are to be made as soon as possible.

          (b) All such challenges will be resolved by the Inspector of Election pursuant to an agreement among the Company, Furon and the Inspector specifying the procedures and regulations for challenges and other activities of the Inspector. Each ruling by the Inspector is to be made on the basis of the information presented to the Inspector in a challenge, or in a rebuttal to a challenge, as the Inspector shall find, in his sole judgment, to be probative on a basis consistent with the conduct of a vote at the 831 Special Meeting which is fair to all shareholders.

     All Common Shares as to which a signed certification, as described above, has been provided on the proxy card or ballot relating to such Common Shares will be presumed by the Inspector of Election to be eligible to be voted in determining whether the Second Quorum is present and whether the Control Share Acquisition is approved by the Second Majority, except to the extent that all or a portion of such Common Shares are certified to be Interested Shares. This presumption may be rebutted if a shareholder signing the proxy card or ballot provides subsequent information indicating that some or all of the Common Shares represented by the original proxy card or ballot have become, or lost their status as, Interested Shares or a successful challenge is made to such certification on the basis of information presented to the Inspector of Election.

VOTING, SOLICITATION AND REVOCATION OF PROXIES

     Proxy cards solicited by the Board of Directors of the Company accompany this Proxy Statement. A shareholder may use that proxy card if he or she is unable to attend the 831 Special Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of the Company, 3637 Lacon Road, Hilliard, Ohio 43026, or by submitting a proxy card having a later date, or by such person at the 831 Special Meeting.

     All proxies validly submitted and not revoked will be counted in determining the First Quorum and will be voted in the manner specified therein in determining whether the Control Share Acquisition has been approved by the First Majority. All Common Shares represented by proxy cards validly submitted will, in accordance with the certification thereon, be counted in determining the Second Quorum and will be voted in the manner specified therein in determining whether the Control Share Acquisition has been approved by the Second Majority, except to the extent that the presumption with respect to the status of the Common Shares as Interested Shares or non-Interested Shares created by the certification is rebutted. See "Shares to be Counted in Determining Quorums and Majorities." If no specification is made on the proxy card, the Common Shares represented by a proxy card solicited pursuant to this Proxy Statement will be voted FOR approval of the Control Share Acquisition. Neither abstentions nor broker non-votes will be counted as voting in favor of the Control Share Acquisition. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Control Share Acquisition.

     The costs of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by personal interview, e-mail, or by telecopier, none of whom will receive additional compensation for such solicitations. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the Common Shares they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of proxy cards. The Company will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials. The Company also has retained MacKenzie Partners, Inc. to assist the Company in connection with communications with shareholders and to provide other services in connection with the solicitation and the Offer. The fee of MacKenzie Partners, Inc. is estimated to be $7,500 plus reasonable out-of-pocket costs and expenses.

     Except as described above, neither the Company nor, to the best of the Company's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the transactions contemplated by the Offer.

OTHER MATTERS

     No matter other than the Control Share Acquisition is to be considered at the 831 Special Meeting. However, the proxies also confer authority on the persons named in the accompanying proxy to vote the Common Shares to which the proxy relates on any adjournment or adjournments of the 831 Special Meeting.

     The Acquiring Person Statement delivered to the Company by Furon and FCY, attached as Exhibit A to this Proxy Statement, and the Offer to Purchase contain important information and should be read by shareholders before any decision is made with respect to voting on the Control Share Acquisition.

     Only holders of record of the Common Shares as of the close of business on the Record Date will be entitled to vote at the 831 Special Meeting or any adjournment thereof. Shareholders of record on the Record Date will retain their voting rights for the 831 Special Meeting even if such Common Shares are sold after the Record Date or are tendered pursuant to the Offer, whether before or after the Record Date. The tender of Common Shares pursuant to the Offer does not constitute the grant to Furon or FCY of a proxy or any voting rights with respect to the tendered Common Shares until such time as such Common Shares are accepted for payment by FCY.

     Proxies representing any Common Shares held in the names of a brokerage firm, bank, bank nominee or other institution on the Record Date can only be executed upon receipt of specific instructions by such brokerage firm, bank, bank nominee or other institution. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card with respect to Common Shares you own beneficially.

     PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD PROMPTLY.

                          INTERESTS OF CERTAIN PERSONS

MERGER AGREEMENT PROVISIONS

     Board Representation. In the Merger Agreement, the Company agreed that, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon the acceptance for payment of, and payment for, any shares by FCY pursuant to the Offer which, when taken together with the shares which the purchaser beneficially owns (as such term is defined under the Exchange Act) represent at least sixty percent of the then outstanding shares, FCY shall be entitled to require and receive resignations of up to but not exceeding five directors on the Board of Directors of the Company and to designate new directors to fill the resulting vacancies. Any number of directors requested to resign by FCY shall resign in reverse order of seniority on the Board of Directors.

     Stock Options. As soon as practicable, the Company and Furon will take such actions as are required to provide that at the earlier of the purchase of Shares pursuant to the Offer and the Effective Time, each holder of a then outstanding Stock Option whether or not exercisable or subject to Shareholder approval will receive, upon surrender of such stock option to the Company, from the Company the difference between the Offer Price and the exercise price of such Stock Option, net of any applicable tax withholding.

     Officers' and Directors' Insurance; Indemnification. Furon will cause the Surviving Corporation to (i) purchase and maintain a directors' and officers' insurance and indemnification policy substantially equivalent to the Company's current policy for all of the Company's current officers and directors for six years after the Effective Time or for such lesser period as can be purchased for a premium not exceeding 200% of the last annual premium paid by the Company for such insurance, (ii) assume the indemnification agreements currently in effect between the Company and each of its directors and certain executive officers; and (iii) maintain in effect the current provisions of the Articles relating to the rights to indemnification for acts and omissions occurring prior to the Effective Time. Furon will indemnify each officer and director of the Company who surrenders Stock Options for cancellation pursuant to the Merger Agreement against any cost of defense arising from claims made against such officer or director under Section 16(b) of the Exchange Act alleging liability to the Company thereunder as a result of the transactions contemplated by the Merger Agreement. Furon will not, and will cause the Surviving Corporation not to, bring any action alleging liability to the Company under Section 16(b) of the Exchange Act as a result of the transactions contemplated by the Merger Agreement against any of the Company's officers and directors who surrender Stock Options for cancellation pursuant to the Merger Agreement.

     Directors' Pensions. Upon Furon's acceptance for payment of Shares pursuant to the Offer, the Company will pay to each of its non-employee directors, in full satisfaction of such director's rights under the Company's Non-Employee Directors Retirement Plan, an amount equal to the retirement benefit earned by such director under such Plan. The non-employee directors as a group (six persons) would receive approximately $126,500 under such plan.

     Employment Agreements. Furon shall cause the Surviving Corporation to assume and continue to be bound by (a) the employment agreements, as amended, between the Company and each of Bradley P. Gould, President and Chief Executive Officer, and Michael J. Barilla, Senior Vice President and Chief Financial Officer, and (b) the executive employment agreements approved by the Board of Directors of the Company on November 12, 1996, and to be effective upon purchase of Shares by FCY pursuant to the Offer, between the Company and each of Georg W. Landsberg, Terry L. Sanborn, Kevin L. Barnett, Alan M. Fermier, Clint R. Lawson, David G. Musgrove, Nigel S. Perry, Alan Upton and Julie A. Reichert.

     Employee Benefits. Furon and the Company agree that (i) the Company's employees immediately prior to the Effective Time will be employed by the Surviving Corporation after the Effective Time, except that with respect to employees with employment agreements, Furon will not be obligated to continue employing such employees for any length of time; (ii) the Company's employees will be entitled to the same benefits currently provided to them under the Company's existing benefit plans including its existing severance practices for a period of six months from the date of any purchase pursuant to the Offer; and
(iii) thereafter, the Company's employees will be eligible to participate in Furon's retirement plans on terms similar to the benefits provided to Furon's similarly situated employees, with credit granted for purposes of eligibility and vesting for prior service with the Company.

DIRECTOR AND OFFICER AGREEMENTS

     All of the directors and officers of the Company entered into Director and Officer Agreements with respect to an aggregate of 526,104 Shares owned by them, together with Stock Options to purchase an aggregate of 971,501 shares of the Company's Common Stock held by them. The following is a summary of the material terms contained in each of the Director and Officer Agreements.

     Tender of Shares. Pursuant to the Director and Officer Agreements, each director and officer is required to tender and not withdraw all Shares owned by him or her or to cause such Shares to be sold to the Company promptly after the consummation of the Offer (but not before January 2, 1997). The Company has been advised and expects that the directors and officers will sell their Shares to the Company after the consummation of the Offer and therefore will not tender their Shares in the Offer. Each director and officer also has agreed to tender all of his or her Stock Options to FCY or the Company as provided in the Merger Agreement. The Director and Officer Agreement with Mr. C. Craig Waldbillig, the Chairman of the Board of the Company, provides that any Option Shares acquired by Mr. Waldbillig within two years prior to November 12, 1996 will be tendered by him to FCY (or the Company if such tender would not otherwise violate the Articles) at the Effective Time.

     The directors and officers negotiated for the right to sell their shares (and surrender their stock options) to the Company after consummation of the Offer, rather than selling to FCY in the Offer, because (i) the Director and Officer Agreements provide assurance that, if the Offer is consummated, the shares and options held by the directors and officers will be purchased by FCY or the Company at the Offer Price without regard to whether the Merger is consummated, (ii) the sale of shares and surrender of options to the Company are believed to be exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, and (iii) officers and directors will be able to defer their sales until 1997, if they elect to do so (for tax or other reasons), without having to hold their shares until such time (if ever) that the Merger is consummated. If the directors and officers sell all their shares and surrender all their options to the Company (except for options to purchase 15,000 shares granted to Craig Wallbillig which cannot be tendered back to the Company), the Company would pay to the officers and directors $12,363,444 for 526,104 shares of Common Stock and $13,027,600 for options to purchase 956,501 shares of Common Stock.

     Restrictions on Transfer; No Solicitation. The Director and Officer Agreements also prohibit, among other things, and subject to certain exceptions, certain transfers of the Shares and Stocks Options owned by the director or officer and the solicitation of an acquisition proposal from a third party.

     Option. Each director or officer has granted to FCY an exclusive and irrevocable option to purchase all, but not less than all, of such director's or officer's Shares at an exercise price equal to the Offer Price. The Option may be exercised from and after the occurrence of a Purchase Event (as defined in the Director and Officer Agreements).

     Additional Payment Under Certain Circumstances. If FCY disposes of any of the Shares acquired upon exercise of the Option (other than in the Merger or the Offer), then FCY must pay to the director or officer the amount, if any, by which the aggregate net proceeds received by FCY exceeds the aggregate price paid by FCY to the director or officer. If FCY has not sold or disposed of all such Shares by November 11, 1997, then the fair market value of the remaining shares will be determined and FCY will pay the amount, if any, by which such fair value exceeds FCY's purchase price.

     Termination. The Director and Officer Agreements will terminate upon the earliest to occur of (i) the purchase by FCY or the Company of the owned shares and the option shares pursuant to the Directors and Officers Agreement and the Merger Agreement, (ii) 12 months after the first occurrence of a Purchase Event and (iii) termination of the Merger Agreement under certain circumstances.

AMENDMENT TO THE RIGHTS AGREEMENT

     In connection with and prior to the Company's entering into the Merger Agreement, on November 12, 1996, the Company amended its Rights Agreement to ensure that neither Furon nor any of its Affiliates or Associates, as defined under Rule 12b-2 of the Exchange Act, shall be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities which such person may, directly or indirectly, acquire or have the right to vote or dispose of, or may be deemed to have the right to acquire, to vote or dispose of, as a result of any of the transactions contemplated by the Merger Agreement, including without limitation securities acquired from officers and directors of the Company as contemplated by the Merger Agreement and securities acquired pursuant to the Company Option Agreement. If the Rights Agreement had not been so amended and if the Offer, the Merger Agreement or any of the respective transactions contemplated thereby had resulted in Furon being deemed the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, Furon would have been deemed an Acquiring Person (as defined in the Rights Agreement) which may have resulted in a distribution to the Company's Shareholders (other than Furon) of rights certificates separate from the Common Stock.

CONFIDENTIALITY AGREEMENT

     On September 17, 1996, Furon and the Company entered into a letter agreement, as amended (the "Confidentiality Agreement"), pursuant to which Furon agreed, among other things, to (a) keep confidential certain information concerning the Company to be provided to Furon in connection with its evaluation of a possible transaction involving the Company and (b) customary "standstill" provisions limiting Furon's freedom of action with respect to proposals to acquire shares of Common Stock of the Company and certain other actions that would affect control of the Company.

POTENTIAL OR ACTUAL CONFLICTS OF INTEREST

     Stock Option Plans. The Merger Agreement provides that, immediately after the purchase of shares pursuant to the Offer, but not sooner than January 2, 1997, each holder of Company Options whether or not then exercisable or subject to shareholder approval shall, upon surrender thereof to the Company, receive from the Company the difference between the Merger Consideration and the exercise price for each share of Company Common Stock covered by each Company Option. The holders of the Company Options shall be entitled to enforce such agreements against the Surviving Corporation and Furon. As of November 12, 1996, employees (or former employees) and non-employee directors of the Company held Company Options to purchase an aggregate of 1,157,091 shares of Company Common Stock at a weighted average exercise price of $12.45 per share (based on exercise prices ranging from $5.63 to $33.00 per share). During August and September 1996, the Board of Directors granted additional options to purchase a total of 145,520 shares under the Employee Plans as defined below. In August 1996, the Board of Directors of the Company adopted the Medex, Inc. Non-Employee Director Plan IV (the "Director Plan"), pursuant to which options to purchase 120,000 shares of Common Stock of the Company were granted to eight non-employee directors. The Board of Directors also adopted amendments to the Medex, Inc. Key Employee Nonstatutory Stock Option Plan, the Medex, Inc. 1994 Executive Stock Option Plan, and the Medex, Inc. Employees Stock Purchase Plan (collectively, the "Employee Plans"). The Director Plan and two of the Employee Plans provide that all options will become fully exercisable upon a change of control, which occurred when the Company entered into the Merger Agreement. The Board of Directors directed that approval of the Director Plan and the Employee Plans be submitted to the shareholders at the 1996 Annual Meeting of Shareholders (the "Shareholders Meeting") to be held November 13, 1996 for their approval. On November 13, 1996, after the announcement of the Merger Agreement, the Shareholders Meeting was adjourned and no action was taken on the Director Plan or the Employee Plans. The options granted in August under the Director Plan and the Employee Plans remain outstanding.

     Employment Agreements. The Company has entered into employment agreements (the "Employment Agreements") with its executive officers who are employed by the Company. Each Employment Agreement becomes operative only upon a Change in Control, as defined in each agreement, that occurs when the officer is in the employ of the Company. If a Change in Control occurs and the employee's employment with the Company is involuntarily terminated within one year thereafter, the employee becomes entitled to the severance benefits described below. Likewise, the employee shall be entitled to the severance benefits if he/she in good faith believes that his/her status or responsibilities with the Company have been diminished subsequent to a Change in Control and for that reason shall resign within one year after such Change in Control. Upon such termination the employee shall be entitled to receive (i) cash equal to two times his/her annual salary paid in equal installments over a 24 month period,
(ii) cash in the amount equal to two times his/her previous year's incentive compensation benefit, (iii) 24 months of continued coverage under the Company's hospital, medical, accident, disability and life insurance plans, or the cash equivalent thereof, and (iv) a paid-up annuity equal to what the officer would have received under the Company's defined contribution profit sharing plan. The employee is not required to mitigate the amount of any payments by seeking other employment. The Company must pay all legal fees, up to $500,000, incurred by the employee as a result of such employee's seeking to enforce the agreement. The Employment Agreement also obligates the Company upon a Change in Control to purchase a $500,000 letter of credit to secure its obligations. For each officer other than Messrs. Gould and Barilla the Employment Agreements define "Change in Control" to exclude any transaction approved by the vote of two-thirds of the directors of the Company. In connection with the Merger Agreement, the Employment Agreements for Messrs. Gould and Barilla were amended to delete the letter of credit requirement.

     The Company has entered into an additional employment agreement with Mr. Gould which provides for severance payments, upon involuntary termination other than for cause, equivalent to one year of salary and bonus.

     A Change of Control of the Company as defined in these agreements would not occur upon completion of the offering except in the case of Messrs. Gould and Barilla. In the event that the agreements with Messrs. Gould and Barilla are triggered, Messrs. Gould and Barilla would receive approximately $1,250,000.

     New Employment Agreements. On November 12, 1996, the Board of Directors of the Company authorized and approved new executive employment agreements ("New Agreements") with eight executive officers which provide that in the event the executive is involuntarily terminated other than for cause as described in the agreement by the Company within one year from the date of the New Agreement, other than after a Change in Control as defined in the Employment Agreements (described above), the executive shall be entitled to the greater of (i) one year of salary and bonus; or (ii) the amount which they would be entitled to under the Company's current severance practices. The Board of Directors also authorized the New Agreement with Georg W. Landsberg which is similar, except that Mr. Landsberg would be entitled to two years of salary and bonus.

     Limited Director Liability and Indemnification of Officers and
Directors. The Company's Articles of Incorporation (the "Articles") provide that the Company will, to the fullest extent and under the circumstances permitted by Ohio law, as amended from time to time, indemnify any person serving or who has served as a director, trustee or officer of the Company or at the Company's request as a director, trustee or officer of another corporation, partnership, joint venture, trust or other enterprise, and his heirs, executors and administrators shall be and employees or agents may be indemnified by the Company against liabilities. The right of indemnification provided in the Articles is not exclusive of, nor does it affect, any other rights to which any such person may be entitled. Nothing contained in the applicable provision of the Articles affects any other rights to indemnification to which any such person may be entitled by contract or otherwise under law.

     In addition, pursuant to Ohio law, a director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company.

     Indemnification Agreements. The Company is party to an indemnity agreement (the "Indemnity Agreement") with each of the Directors and with Bradley P. Gould, as Chief Executive Officer, which provides that the indemnitee will be entitled to receive indemnification, including advancement of expenses, to the full extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in actions brought against the indemnitee in connection with any act taken in the indemnitee's capacity as a director or executive officer of the Company. In the event of a change of control, the Indemnity Agreement provides for the appointment of independent legal counsel to determine whether a director or executive officer is entitled to indemnity. It also requires the Company to maintain its current level of directors' and officers' liability insurance for so long as the indemnitee may be subject to any possible, threatened or pending action, unless the cost of such insurance is more than 150% of the annualized rate of premiums paid by the Company in fiscal 1996. Additionally, pursuant to the Indemnity Agreement, the Company retains subrogation rights to recover any payments paid by a third party to the indemnitee. The Indemnity Agreement is binding on the Company and any successors thereto and the Merger Agreement requires that it be continued in effect after the Merger.

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following tables, together with the accompanying footnotes, describe the beneficial ownership of the Company's Common Shares as of November 1, 1996, of each person who at such date was known to be the beneficial owner of more than five percent of the total shares of Common Stock then issued and outstanding, each director, each of the executive officers who were employed by the Company as of the above date, and all officers and directors of the Company as a group. The share figures shown below do not include a total of 322,250 shares subject to options held by directors and officers which became exercisable after November 1, 1996. The share figures shown below are based principally upon information supplied by the named individuals and group members described in the tables.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                                        PERCENT
                                                                                          OF
                      BENEFICIALLY NAME AND ADDRESS                          OWNED       CLASS
--------------------------------------------------------------------------  -------     -------
Kennedy Capital Management, Inc...........................................  521,340(1)    8.39%
  10829 Olive Boulevard
  St. Louis, Missouri 63141
SAFECO Corporation........................................................  464,600(2)    7.47%
  SAFECO Plaza
  Seattle, Washington 96185
C. Craig Waldbillig.......................................................  427,348(3)    6.86%
  1650 Dolphin Court
  Naples, Florida 33962
Dimensional Fund Advisors, Inc............................................  312,623(4)    5.03%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                                           PERCENT
                                                                      BENEFICIALLY           OF
                          NAME AND ADDRESS                               OWNED              CLASS
--------------------------------------------------------------------  ------------         -------
Michael J. Barilla..................................................        79,150(5)        1.26%
Robert E. Boyd, Jr..................................................        84,870(6)(7)     1.36%
James L. Ginter.....................................................        38,383(6)           *
Bradley P. Gould....................................................       196,700(8)        3.07%
Thomas A. Helmrath, M.D.............................................        26,857(6)           *
John N. Holscher....................................................        33,000(6)           *
Thomas M. Jordan, Jr................................................        29,000(6)           *
John B. Joyce, Jr...................................................        37,321(6)           *
Georg W. Landsberg..................................................        26,350(9)           *
Clint R. Lawson.....................................................        21,718(10)          *
J. David Martino, M.D...............................................        34,514(6)(11)       *
Terry L. Sanborn....................................................        65,427(12)       1.05%
C. Craig Waldbillig.................................................       427,348(3)        6.86%
All Directors and Officers
  as a group (19 persons)...........................................     1,175,355(13)      17.12%

---------------

   * less than 1%
 (1) All information related to this shareholder is based upon a report on Form 13F filed with the SEC as of July 10, 1996. This figure includes 124,750 shares over which the holder has no voting power.
 (2) All information related to this shareholder is based upon a report on Form 13F filed with the SEC as of September 10, 1996. This figure includes 464,600 shares over which the holder has shared investment power.

 (3) Includes 15,000 shares which Mr. Waldbillig has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options. Includes 8,476 shares which Mr. Waldbillig has sole voting and investment power; 9,116 shares which Mr. Waldbillig shares such power with his wife; 344,439 shares held by the Charles Craig Waldbillig Trust; and 50,317 shares held by Mr. Waldbillig's wife's trust.
 (4) All information related to this shareholder is based upon a report on Form 13F-E dated July 25, 1996. This figure includes 89,400 shares over which the holder has no voting power.
 (5) Includes 460 shares of which Mr. Barilla is custodian for his minor children; also includes 74,875 shares which Mr. Barilla has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options.
 (6) Includes shares in the following amounts which the following Non-Employee Directors have a right to acquire within sixty (60) days following November 1, 1996 pursuant to the Non-Employee Director Restricted Stock Option
     Plans: Mr. Boyd 41,088; Mr. Ginter 30,000; Dr. Helmrath 21,000; Mr. Holscher 33,000; Mr. Jordan 29,000; Mr. Joyce 35,775; and Dr. Martino 34,400.
 (7) Includes 8,258 shares owned by Mr. Boyd's wife.
 (8) Includes 193,200 shares which Mr. Gould has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options.
 (9) Includes 26,350 shares which Dr. Landsberg has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options.
(10) Includes 17,000 shares which Mr. Lawson has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options.
(11) Includes 114 shares of which Dr. Martino is custodian for his minor children.
(12) Includes 32,850 shares which Mr. Sanborn has the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options; also includes 3,231 shares in which Mr. Sanborn shares voting and investment power with his wife.
(13) Includes 649,251 shares which the directors and officers have the right to acquire within sixty (60) days following November 1, 1996, upon the exercise of stock options.

     Unless otherwise indicated each person named above has sole voting and investment power over the listed shares.

NO DISSENTERS RIGHTS

     Dissenters rights are not available to the shareholders of an "issuing public corporation" in connection with the authorization of a "control share acquisition" under the Ohio Control Share Acquisition Law.

SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to submit a proposal for presentation to the 1997 Annual Meeting of Shareholders, if the Merger has not been consummated prior to the date the meeting is to be held and if such meeting is to be held, must submit the proposal to the Company at its principal executive offices not later than June 19, 1997 for inclusion, if appropriate, in the Company's proxy statement and the form of proxy relating to the 1997 Annual Meeting.

                                          Medex, Inc.
                                          By Order of the Board of Directors

                                          Robert E. Boyd, Jr.
                                          Secretary

Columbus, Ohio
November 26, 1996

                                                                       EXHIBIT A

                           ACQUIRING PERSON STATEMENT

                        PURSUANT TO SECTION 1701.831 OF
                             THE OHIO REVISED CODE*
                             ---------------------
                                  MEDEX, INC.
                      (Name of Issuing Public Corporation)

                                3637 LACON ROAD
                              HILLIARD, OHIO 43026
                    (Address of Principal Executive Offices)
                             ---------------------
                                   FCY, INC.
                                      AND
                                 FURON COMPANY
                              (Acquiring Persons)
                             ---------------------

     This Acquiring Person Statement is being delivered to Medex, Inc., an Ohio corporation (the "Company"), pursuant to Section 1701.831 of the Ohio Revised Code by Furon Company, a California corporation ("Parent"), and FCY, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and relates to the transactions contemplated by the tender offer by the Purchaser to purchase all outstanding common shares, par value $.01 per share, of the Company ("Common Shares"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger by and among the Company, Parent and the Purchaser and in the Offer to Purchase to be filed as an Exhibit to the Schedule 14D-1 (as the same may hereafter be amended from time to time, the "Offer to Purchase"), which shall be substantially in the form previously provided to the Company.

ITEM 1.  IDENTITY OF THE ACQUIRING PERSON.

     The acquiring persons are Furon Company ("Parent") and FCY, Inc. (the "Purchaser"). The address of the principal executive offices of both the Purchaser and Parent is 29982 Ivy Glenn Drive, Laguna Niguel, CA 92677.

     The information set forth in the "Introduction" and in the section entitled "Certain Information Concerning Purchaser and the Parent" of the Offer to Purchase is incorporated herein by reference.

ITEM 2.  DELIVERY OF ACQUIRING PERSON STATEMENT.

     This Acquiring Person Statement is given pursuant to Section 1701.831 of the Ohio Revised Code.

ITEM 3.  OWNERSHIP OF SHARES BY ACQUIRING PERSON.

     On the date of this Acquiring Person Statement, neither the Purchaser nor the Parent owns any Common Shares.

---------------

* Notwithstanding the making and delivery of this Statement, all rights are reserved (i) to challenge the constitutionality, validity and/or legality of all or any part of Section 1701.831 and related provisions of the Ohio Revised Code and their application to the Offer to Purchase and/or (ii) to seek an amendment to the Articles of Incorporation or the Code of Regulations of the Company to provide that Section 1701.831 and related provisions of the Ohio Revised Code do not apply to control share acquisitions of Common Shares, including pursuant to the Offer to Purchase.

ITEM 4.  RANGE OF VOTING POWER.

     The Purchaser proposes to acquire all of the outstanding Common Shares in accordance with and as contemplated by the terms of the Offer to Purchase. The proposed control share acquisition, if consummated, would result in the acquisition of a majority or more of the voting power as described in subparagraph (c) of paragraph (Z)(1) of Section 1701.01 of the Ohio Revised Code.

ITEM 5.  TERMS OF THE PROPOSED CONTROL SHARE ACQUISITION.

     The offer price is $23.50 per Common Share (including the associated common share purchase right), net to the seller in cash without interest thereon, subject to change as described in the section entitled "Terms of the Offer; Expiration Date" of the Offer to Purchase incorporated herein by reference. Other information as set forth in the Offer to Purchase is incorporated herein by reference. For a description of the terms of the proposed control share acquisition, reference is made in particular to the information set forth in the Introduction, and in the sections entitled "Terms of the Offer; Expiration Date", "Procedures for Tendering Shares", "Withdrawal Rights", "Financing of the Offer and the Merger", "Background of the Offer, Contacts with the Company; The Merger Agreement", "Purpose of the Offer and the Merger; Plans for the Company; Other Matters", "Dividends and Distributions", "Certain Conditions of the Offer" and "Certain Legal Matters and Regulatory Approvals" of the Offer to Purchase.

ITEM 6.  REPRESENTATIONS OF LEGALITY; FINANCIAL CAPACITY.

     The Purchaser and Parent represent that the proposed control share acquisition will not be contrary to law and that they have the financial capacity to make such proposed control share acquisition. The facts upon which these representations are based are set forth in reasonable detail in the sections entitled "Certain Information Concerning Purchaser and the Parent", "Certain Legal Matters and Regulatory Approval" and "Financing of the Offer and the Merger" of the Offer to Purchase and such information is incorporated herein by reference.

                                FCY, INC.

                                    By       /s/  DONALD D. BRADLEY
                                      ----------------------------------------
                                               Donald D. Bradley
                                                   Secretary
                                FURON COMPANY

                                    By     /s/  MONTY A. HOUDESHELL
                                      -----------------------------------------
  Dated:  November 12, 1996                   Monty A. Houdeshell
                                                Vice President

                                                                       EXHIBIT B

                            PROXY CARD INSTRUCTIONS

                    CERTIFICATION OF STATUS OF COMMON SHARES

     The Company and Furon have agreed that a shareholder must sign the certification on the Proxy Card or a separate certification in the form provided to shareholders by the Company in order to be counted in determining whether the "Second Quorum" (as defined in the attached Proxy Statement) is present and whether the Control Share Acquisition has been approved by the "Second Majority" (as defined in the attached Proxy Statement). IT IS ALSO THE COMPANY'S POSITION THAT COMMON SHARES REPRESENTED BY A PROXY CARD ON WHICH BOX 1, 2 OR 3 OF THE CERTIFICATION HAS NOT BEEN CHECKED SHALL BE PRESUMED NOT TO BE INTERESTED SHARES (AS DEFINED IN THE ATTACHED PROXY STATEMENT) AND SHALL BE PRESUMED ELIGIBLE TO BE COUNTED IN CONNECTION WITH THE SECOND QUORUM AND THE SECOND MAJORITY AUTHORIZATION AS DESCRIBED ON PAGE 8 OF THE ATTACHED PROXY STATEMENT.

     If the following circumstance applies to Common Shares represented by the Proxy Card, the shareholder is entitled to complete Box 1 of the Certification or leave Boxes 1, 2 and 3 blank as to such Common Shares:

     The Common Shares were purchased by the shareholder before November 13, 1996, and the shareholder is not Furon, FCY, an officer of the Company elected or appointed by its Board of Directors, or an employee of the Company who is also a director of the Company.

     If, however, either of the following circumstances are known by the shareholder to apply to any of the Common Shares represented by the Proxy Card, the shareholder must complete Box 2 or Box 3 of the certification as to such Common Shares:

          (1) The shareholder is Furon, FCY, an officer of the Company elected or appointed by its Board of Directors, or an employee of the Company who is also a director of the Company; or

          (2) The shareholder sold any of the Common Shares to a person who, individually or together with anyone acting in concert with him, purchased Common Shares for total consideration exceeding $250,000 after November 12, 1996.

     In addition, a shareholder must complete Box 2 or Box 3 of the certification with respect to Common Shares that he sold after November 12, 1996 to a third person known to the shareholder to meet the test of Paragraph (1) above.

     IF THE SHAREHOLDER SIGNS THE CERTIFICATION BUT LATER LEARNS THAT THE CIRCUMSTANCES IN EITHER (1) OR (2) ABOVE APPLY TO THE COMMON SHARES, OR THE SHAREHOLDER LATER TRANSFERS COMMON SHARES TO ANOTHER PERSON AND, AFTER GIVING EFFECT TO THE TRANSFER, LEARNS THAT ALL OR ANY OF THE SHARES HAVE BECOME INTERESTED SHARES, OR THE SHAREHOLDER LATER LEARNS OTHER FACTS THAT CHANGE THE STATUS OF THE COMMON SHARES AS INTERESTED SHARES, THE SHAREHOLDER SHOULD (AND BY SIGNING THE CERTIFICATION UNDERTAKES TO) SO NOTIFY THE COMPANY BY SIGNING AND DELIVERING A NEW PROXY CARD WHICH CAN BE OBTAINED BY CALLING MACKENZIE PARTNERS, INC. AT 1-800-322-2885.

     BROKERS AND NOMINEES ARE NOT CERTIFYING THE STATUS OF COMMON SHARES, BUT WILL VOTE THE COMMON SHARES IN THE STATUS CERTIFIED TO THEM BY BENEFICIAL OWNERS.

November 26, 1996

                                                                  APPENDIX A

                                  MEDEX, INC.

               THIS PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
     TO BE HELD ON DECEMBER 13, 1996 IS SOLICITED BY THE BOARD OF DIRECTORS

   At the Special Meeting of Shareholders of MEDEX, INC. to be held on December 13, 1996, and at any adjournment thereof, John N. Holscher, Thomas A. Helmrath, M.D., and John B. Joyce, Jr., and each of them, with full power of substitution, are hereby authorized to represent me and vote my shares upon the proposal to authorize as required by Section 1701.831 of the Ohio Revised Code the proposed control share acquisition by FCY, Inc., as more fully described in the proxy statement of the Company dated November 26, 1996 (the "Proxy Statement"):

Proposed Control Share Acquisition by FCY, Inc. [ ] FOR [ ] AGAINST [ ] ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

   THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS SPECIFIED, WILL BE VOTED FOR THE PROPOSAL.

   In addition, the proxies are authorized to vote in their discretion upon such other procedural matters as may properly come before the meeting and on any adjournment or adjournments thereof.

   UNLESS BOX 1, 2 OR 3 OF THE CERTIFICATION IS CHECKED, THE UNDERSIGNED WILL BE DEEMED TO HAVE CERTIFIED THAT NONE OF THE COMMON SHARES REPRESENTED BY THIS PROXY CARD ARE INTERESTED SHARES AND THAT ALL SUCH SHARES ARE ELIGIBLE TO BE COUNTED IN DETERMINING WHETHER THE SECOND QUORUM IS PRESENT AND WHETHER THE PROPOSED CONTROL SHARE ACQUISITION HAS BEEN APPROVED BY THE SECOND MAJORITY.

   As of the date upon which the undersigned signs and delivers this Proxy Card, the undersigned certifies (CHECK ONE BOX ONLY):

   1. [ ] None of the Common Shares represented by this Proxy Card are "Interested Shares" (as defined in the Proxy Statement), and all of such shares are eligible to be counted in determining whether the "Second Quorum" (as defined in the Proxy Statement) is present and whether the proposed control share acquisition has been approved by the "Second Majority" (as defined in the Proxy Statement).

          Instruction: Check the above box if none of the Common Shares represented by this proxy meet the criteria of Interested Shares stated in Exhibit B of the Proxy Statement. If you check the above box, do not check Box 2 or Box 3 below.

    OR

   2. [ ] All of the Common Shares represented by this Proxy Card are Interested Shares, and none of such shares are eligible to be counted in determining whether the Second Quorum is present or whether the proposed control share acquisition has been approved by the Second Majority.

          Instruction: Check the above box if all of the Common Shares represented by this proxy meet the criteria of Interested Shares stated in Exhibit B of the Proxy Statement.

                          (Proxy Continues On Reverse)

    OR

   3. [ ] ________ (insert number) of the Common Shares represented by this Proxy Card are Interested Shares and are not eligible to be counted in determining whether the Second Quorum is present or whether the proposed control share acquisition has been approved by the Second Majority.

          Instruction: Check the above box if some, but not all, of the Common Shares represented by this proxy meet the criteria of Interested Shares stated in Exhibit B of the Proxy Statement and fill in the blank with the number of Common Shares that are Interested Shares.

   By signing below, you (a) instruct that this Proxy Card be voted as marked;
(b) certify the status of your Common Shares to be voted as indicated above; AND
(C) UNDERTAKE TO NOTIFY THE COMPANY IF, AT ANY TIME ON OR AFTER THE DATE YOU SIGN THIS PROXY CARD AND ON OR BEFORE THE DATE OF THE SPECIAL MEETING OF SHAREHOLDERS (THE "831 SPECIAL MEETING"), any of the following should occur:

(1) you, or any other person acting in concert with you, acquire additional Common Shares and the aggregate consideration paid or given by you, and any other persons acting in concert with you, for all Common Shares acquired, directly or indirectly, by you, and any persons acting in concert with you, on or after November 13, 1996 exceeds $250,000;

(2) you transfer Common Shares to another person, and, to your knowledge, after giving effect to the transfer, all or a portion of such Common Shares will be Interested Shares; or

(3) to your knowledge, the status as Interested Shares of any of the Common Shares to which this Certificate relates otherwise changes.

                                                   -----------------------------
                                                   Signature

                                                   -----------------------------
                                                   Title

                                                   -----------------------------
                                                   Signature (if held jointly)

                                                   -----------------------------
                                                   Date

                                                   NOTE: Please sign your name
                                                   exactly as it appears in
                                                   print and, in case of
                                                   multiple or joint ownership,
                                                   all should sign. When signing
                                                   as attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give full
                                                   title as such.

                                                                     APPENDIX B

                            [FORM OF BROKER'S AND
                            NOMINEE'S PROXY CARD]

                                 MEDEX, INC.

                         BROKER'S AND NOMINEE'S PROXY

              THIS PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
    TO BE HELD ON DECEMBER 13, 1996 IS SOLICITED BY THE BOARD OF DIRECTORS

     At the Special Meeting of Shareholders of MEDEX, INC. to be held on December 13, 1996, and at any adjournment thereof, John N. Holscher, Thomas A. Helmrath, M.D., and John B. Joyce, Jr. and each of them, with full power of substitution, are hereby authorized to represent me and vote my shares upon the proposal to authorize as required by Section 1701.831 of the Ohio Revised Code the proposed control share acquisition by FCY, Inc., as more fully described in the Company's Proxy Statement dated November 26, 1996 (the "Proxy Statement"):

Common Shares eligible to be counted in determining Second Quorum and Second Majority

                 [ ]  FOR                        [ ]  AGAINST                      [ ]  ABSTAIN
---------------                 ---------------                   ---------------
(INSERT NUMBER)                 (INSERT NUMBER)                   (INSERT NUMBER)

Common Shares not eligible to be counted in determining Second Quorum and Second
Majority

                 [ ]  FOR                        [ ]  AGAINST                      [ ]  ABSTAIN
---------------                 ---------------                   ---------------
(INSERT NUMBER)                 (INSERT NUMBER)                   (INSERT NUMBER)

     THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS SPECIFIED, WILL BE VOTED FOR THE PROPOSAL AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON PROCEDURAL MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ON ANY ADJOURNMENT OR ADJOURNMENTS THEREOF. ALL COMMON SHARES ARE ELIGIBLE TO BE COUNTED IN DETERMINING THE FIRST QUORUM AND THE FIRST MAJORITY.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The undersigned confirms that the Common Shares reflected in the above tabulation are based upon actual votes and certifications of beneficial holders and applicable presumptions, if any.

SIGNATURE(S)                                   DATE
---------------------------------------------  ---------------------------------------------